EXHIBIT 10.2

blinkx Syndicated Agreement

This BLINKX SYNDICATED TERMS OF USE ("Agreement") is entered into as of September 13, 2007, between blinkx, Inc., with offices located at 795 Folsom Street, Floor, San Francisco, CA 94107 ("blinkx") and NeXplore Corporation, with offices located at 2601 Network Blvd., Suite 208, Frisco, TX 75034.

1.     Service

     1.1     Description of Service. - blinkx Syndicated web search assists you in providing Web video search services on the Site (defined below) by utilizing the blinkx video search engine to crawl and index video and audio content from the web and the site and enabling the search of such content from the site (the "Service").

     "Site" means the Web site or sites on which You place programming ("Code") which renders the blinkx search box to enter a search query ("Query")) on the Site ("Search Box") to retrieve results from the Service.

     - blinkx will receive Queries from You at blinkx's network interface, process the Queries using blinkx's search engine and return to you an XML results page for incorporation into your Results Page ("Results"). "Results Page" is defined as the web page hosted or controlled by You that contains and displays to an End User the Results from the Service.

     1.2     Your Obligations. You shall receive a Query from the End User and shall forward that Query to blinkx. You shall be responsible for providing all hardware and software required to perform Your obligations under the agreement. You agree upon the request of blinkx, to cooperate with blinkx to devise and issue a joint press release concerning Your selection and use of the Service.

     1.3     Appropriate Conduct. You shall not, and shall not allow any third party to: (a) modify the information contained in any Results including, without limitation, by way of commingling Results with non-blinkx provided search results or advertising; (b) minimize, remove or otherwise inhibit the full and complete display of any Results Page (including any Results); (c) transfer, lease, syndicate, sub-syndicate, or other unauthorized purposes any Service or access thereto; (d) generate queries, or impressions of or clicks on Results, through any automated, deceptive, fraudulent or other invalid means; (e) modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any Service or any other blinkx technology, content, data, routines, algorithms, methods, ideas design, user interface techniques, trademarks or other proprietary rights notices affixed to or provided as a part of any Service; (g) create or attempt to create a substitute or similar service or product through use of or access to any of the Service or proprietary information related thereto; [and/or] (h) engage in any action or practice that reflects poorly on blinkx or otherwise disparages or devalues blinkx's reputation or goodwill.

     1.4     Exclusivity. You agree that, during the Term, blinkx will be the exclusive provider of Internet video and audio search services on the Site. You further understand that blinkx will provide the Service on a nonexclusive basis.

     1.5     Advertising- You and blinkx shall have the right to sell and serve advertising on the Co-Branded results pages in a manner mutually agreed upon by both parties (collectively the "Advertisements"). In the event of any advertisements being placed by You surrounding the Results, You will pay to blinkx 40% of the net revenues, if any, received by You and attributable to such Results. In the event of any advertisements being placed by blinkx surrounding the Results, blinkx will pay to you 40% of the net revenues, if any, received by blinkx and attributable to such Results. Provided however that in the event revenues recognized by blinkx from any such Advertisements are less than $3000 per calendar month ("Minimum Monthly Fee") or portion thereof You will pay to blinkx the Minimum Monthly Fee.

     1.6      Payments- Either party shall pay amounts due to the other party within thirty (30) days after the end of each calendar quarter in which Net Revenue is recognized. The receiving party agrees to pay all applicable taxes or charges imposed by any government entity in connection with its receipt of payments under this Agreement. To assure compliance with the payment requirements, for the term of this Agreement and for a period of two years after the date of termination, blinkx shall have the right to inspect all books and records kept by You directly or indirectly relating to Your performance under this Agreement, and You shall allow blinkx or its authorized representatives access to its premises for the purpose. Blinkx shall give You no less than two working days' notice of such inspection which shall take place during normal local business hours. Blinkx shall not exercise its right of inspection more than once in any six month period over the term unless it has reasonable grounds to believe that the information which You are required to provide under this Agreement is fraudulent or substantially incorrect. The costs of any inspection carried out under this clause shall be borne by blinkx; provided, however, if any inspection reveals that You have previously made an underpayment to blinkx of more than 5% of royalties due, then You shall bear the costs of the inspection.]

2.     Proprietary Rights.

     2.1     blinkx Rights. For purposes of the Agreement, "Intellectual Property Rights" shall mean any and all rights existing from time to time under patent law, copyright law, moreal rights law, and all other proprietary rights, and any and all applications, renewals, extensions and restorations thereof, now or hereafter in force and effect worldwide. As between You and blinkx, You acknowledge that blinkx owns all right,title and interest, including without limitation all intellectual Property Rights, in and to the Service, and that You shall not acquire any right, title, or interest in or to the Service, except as expressly set forth in the Agreement.

     2.2     Attribution. The blinkx Search Results Box shall conspicuously display a grphic that indicates that the service is provided by blinkx. The graphic shall link to the blinkx site located at http://www.blinkx.tv or such other address as blinkx may designate from time to time during the Term. Blinkx hereby grants to You a nontransferable, nonsublienseable, nonexclusive license during the Term to display blinkx's logo for the purpose of promoting or advertising that You use the Service and for the purpose of fulfilling Your obligations under this Section 2.2. All use by You of blinkx's logo (including any goodwill associated therewith) shall inure to the benefit of blinkx. At no time during or after the Term shall you challenge or assist others to challenge the blinkx brand (except to the extent such restriction is prohibited by law) or the registration thereof by blinkx, nor shall You attempt to register any brand (including domain names) that are confusingly similar in any way to those of blinkx.

3.     Privacy Policy.     You understand and agree that blinkx may access, preserve, and disclose your personal information and the contents of Your account if required to do so by law or in a good faith belief that such access preservation of disclosure is reasonably necessary to comply with legal process or protect the rights, property and/or safety of blinkx, its affiliates or the public. Personal information collected by blinkx may be stored and processed in the United States or any other country in which blinkx or its agents maintain facilities. By using the Service, you consent to any such transfer of information outside of your country.

4.     Warranties and Disclaimer.

     4.1     blinkx Disclaimer of Warranties.     BLINKX MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND INCLUDING, WITHOUT LIMITATION, WARRANTIES OF TITLE OR IMPLIED WARRANTED OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICE. THE SERVICE IS DISTRIBUTED AND PROVIDED ON ANY "AS IS, AS AVILABLE" BASIS. BLINKX DOES NOT WARANT THAT THE SERVICE WILL MEET YOUR REQUIREMENTS OR THAT THE SERVICE WILL BE UNINTERRUPTED OR ERROR-FREE. BLINKX MAKES NO WARRANTY THAT THE SERVICE WILL REMOVE ALL ADULT THEMED AND/OR EXPLICITY SEXUAL CONTENT.

     4.2     Your Warranties.      You warrant that: (1) You have read and agree to these terms and conditions; (2) You have full power and authority to enter into the Agreement; (3) Your Site does not (a) infringe any Intellectual Property Rights of any third party, (b) constitute defamation, libel or obscenity, (c) result in any consumer fraud, product liability, breach of contract to which You are a party or cause injury to any third party, (d) promote violence or contain hate speech, (e) violate any applicable law, statute, ordinance, or regulation, [or (f) promote illegal activities, gambling, or the sale of tobacco or alcohol to persons under twenty-one (21) years of age;] and (4) You shall perform all of Your obligations under the Agreement in accordance with applicable laws.

5.     Indemnification.     You will indemnify, defend, and hold blinkx harmless from any third party lawsuit or proceeding brought against blinkx based upon a claim that would constitute a breach of any warranty, representation or covenant made by You under the Agreement, including but not limited to any third party lawsuit or proceeding brought against blinkx based upon a claim, all damages and costs finally awarded, and the full cost of any settlement entered into by You. blinkx shall notify You of any such claim, provide You with reasonable information, assistance and cooperation in defending the Lawsuit or proceeding (to the extent requested by You), and give You full control and sole authority over the defense and settlement of such claim. You will enter into any settlement or compromise of any such claim without blinkx's prior consent, which shall not be unreasonably withheld.

6.      Limitation of Liability.     BLINKX SHALL NOT BE LILABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY THEORY OR LIABILITY INCLUDING BUT NOT LIMITED TO CONTRACT, TORT, (INCLUDING NEGLIGENCE) OR OTHERWISE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR OTHER DAMAGES ARISING OUT OF THIS AGREEMENT OR THE USE OF OR INABILITY TO USE THE SERVICE, INCLUDING, BUT NOT LIMITTED TO, LOSS OF PROFITS, LOSS OR INACCURACY OR CORRUPTION OF DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICE OR TECHNOLOGY. THIS LIMITATION SHALL APPLY EVEN IF BLINKX WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. THE SERVICE IS PROVIDED WITHOUT CHARGE AND THE PARTIES AGREE THAT THE FOREGOING LIMITATIONS REPRESENT A REASONABLE ALLOCATION OF RISK UNDER THE AGREEMENT. SOME STATES DO NOT ALLOW EXCLUSION OF IMPLIED WARRANTIES OR LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO YOU. UNDER NO CIRCUMSTANCES SHALL BLINKX BE LIABLE TO YOU FOR ANY AMOUNT EXCEEDING $1,000.00.

7.     Term and Termination.

     7.1.     Term. The term of the Agreement (the "Term") shall commence on the date upon which You add Code to Your site and shall continue in force thereafter, unless terminated as provided herein.

     7.2.     Termination. Unless explicitly stated otherwise, the Service may be modified or terminated at any time by blinkx for any reason, and without notice, without liability to You, and End User or any third party. In addition, either party may terminate the Agreement at any time, for any reason, or for no reason. blinkx shall have the right, in its sole discretion, to reject any request to use the Service for any reason. Upon the termination of the Agreement for any reason (i) all license rights granted herein shall terminate and (ii) You shall immediately delete any and all blinkx Brand, Code and Search Box from the Site. Neither party shall be liable to the other party for damages of any sort resulting solely from terminating the Agreement in accordance with its terms or rejecting any request.

     7.3.     Survival. In the event of any termination of expiration of the Agreement for any reason, Sections 2.1, 4, 5, 6, 7, 7.3, 7.4 and 8 shall survive termination.

     7.4.     Remedies. You acknowledge that Your breach of service/license restrictions contained herein may cause irreparable harm to blinkx, the extent of which would be difficult to ascertain. Accordingly, You agree that, in addition to any other remedies to which blinkx may be legally entitled, blinkx shall have the right to seek immediate injunctive relief in such event.

8.     Miscellaneous.     Any notice shall be in writing and shall be delivered by overnight courier with written verification of receipt. All notices to blinkx must be sent to the addresses at the front of this Agreement. You may not assign your rights or delegate your obligations under the Agreement without blinkx's prior written consent. The Agreement will be governed by the construed in accordance with the laws of the state of California, without regard to conflict of law principles. Any dispute or claim arising out of or in connection with the Agreement shall be adjudicated in Santa Clara County, California. The parties are independent contractors. Neither party shall have any right, power or authority to create any obligations or responsibility on behalf of the other. The failure to require performance of any provision shall not affect the full right to require such performance at any time thereafter; nor shall the waiver of a breach of any provision hereof be taken or held to be a waiver of the provision itself. The Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any other prior or collateral agreement with respect to the subject matter hereof.

NEXPLORE CORPORATION	BLINKX, INC.

By: /s/ Paul O. Williams	By: /s/ M. Service

Name Paul O. Williams	Name: M. Service

Title: Chairman/CFO	Title: CFO